Exhibit 10.79

MARKETING, DISTRIBUTION AND TRANSPORTATION

LOGISTICS SERVICES AGREEMENT

By and Between

KFx, Inc.

And

DTE Coal Services, Inc.

Dated as of

June 6, 2006

THIS MARKETING, DISTRIBUTION AND TRANSPORTATION LOGISTICS SERVICES AGREEMENT (the “Agreement”) is entered into and made as of June 6, 2006 (the “Effective Date”), by and between KFx Inc., a Delaware corporation (“KFx”), and DTE Coal Services, Inc., a Michigan corporation (“DTECS”). KFx and DTECS are also referred to herein individually as a “Party” and collectively as the “Parties”.

RECITALS

A. KFx produces a beneficiated coal product known as K-Fuel™ and wishes to engage DTECS to provide marketing, transportation, logistical and other services related thereto.

B. DTECS desires to provide such marketing, distribution and transportation, logistical, and other services to KFx pursuant to the terms of this Agreement.

AGREEMENT

NOW THEREFORE, for and in consideration of the premises, the mutual covenants and promises set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged by the Parties, and in reliance upon the recitals, representations, warranties, covenants, terms and conditions set forth herein, the Parties, intending to be legally bound, agree as follows:

ARTICLE 1 - DEFINITIONS OF TERMS

1.1   Definitions. As used in this Agreement, the following terms shall have the respective meanings set forth below.

“Affiliate” shall mean:

(i)	any other Person directly or indirectly owning, controlling or holding with power to vote 50% or more of the outstanding voting securities of the specified Person;

(ii)	any other Person 50% or more of whose outstanding voting securities are directly or indirectly owned, controlled or held with power to vote by the specified Person;

(iii)	any other Person directly or indirectly controlling, controlled by or under common control with the specified Person; or

(iv)	any officer, director, partner or member of the specified Person or of any other Person described in clause (iii) above.

“Agreement” shall mean this Agreement, including all Schedules attached hereto, as it may be amended, modified or restated from time to time.

“Applicable Laws” shall mean all laws, rules, regulations, ordinances, judgments, decrees, injunctions, writs, orders or interpretations of any court, arbitrator or governmental agency or authority or of any federal, state, county, municipal, regional, local or other Governmental Authority having jurisdiction over the matter in question including, without limitation, those laws, rules, regulations, orders or interpretations relating to the protection of human health, safety and the environment.

“Base Price” shall initially be set at thirty three dollars ($33.00) per ton which the Parties intend to represent the lowest price at which KFx would sell K-Fuel™ in the open market as of the date of this Agreement and such price may be annually renegotiated upward or downward to be effective as of the start of a Contract Year based on, inter alia, market conditions and prices of competing fuels. It is the further intention of the Parties that any adjustments to the “Base Price” shall approximate the market price for K-Fuel™ at the time of the annual adjustment. Failure of the Parties to agree upon a Base Price for any Contract Year shall be subject to arbitration pursuant to Section 10.2.

“Business Day” shall mean a day commercial banks in Detroit, Michigan are open for business; and a Business Day shall begin at 8:00 a.m. and end at 5:00 p.m. prevailing Eastern Time.

“Claims” shall mean all claims or actions, threatened or filed and whether groundless, false or fraudulent, that directly or indirectly relate to the subject matter of an indemnity, and the resulting losses, damages, expenses, fees of attorneys, experts and consultants, and court costs, whether incurred by settlement or otherwise, and whether such claims or actions are threatened or filed prior to or after the termination of this Agreement.

“Contract Year” shall mean January 1 through December 31 of each year during the Term of this Agreement; except contract Year 2006 shall begin on June 6, 2006.

“DTECS” shall have the meaning assigned in the introductory paragraph, and its successors and permitted assigns.

“DTECS Confidential Information” shall have the meaning assigned in Section 17.1(b).

“DTECS Events of Default” shall have the meaning assigned in Section 8.2.

“DTECS Indemnitees” shall have the meaning assigned in Section 8.3(b).

“Default Rate” shall mean 15% per annum.

“Dollars” and “$” shall mean lawful money of the United States of America.

“Effective Date” shall have the meaning assigned in the introductory paragraph.

“Expiration Date” shall have the meaning assigned to it in Section 2.1.

“Fee” shall have the meaning assigned to it in Section 5.1.

“Fee Ton” as used in Section 5.1 shall mean each Ton of K-Fuel™ produced at any K-Fuel™ Facility, but excluding K-Fuel™ Direct Tons (as defined hereinbelow) that in any month, is marketed by KFx or its Marketing Representatives, DTECS or the K-Fuel™ Facility owner, or (ii) sold by the K-Fuel™ facility owner; and such tons are transported pursuant to any transportation contract arranged by, or in railcars leased by or from, DTECS in fulfillment of its obligations hereunder.

“Force Majeure” shall have the meaning assigned in Section 6.1.

“Governmental Authority” shall mean any nation or government, any state or other political subdivision thereof, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Incentive Fee” shall have the meaning assigned to it in Section 5.2.

“Indemnified Party” shall have the meaning assigned in Section 8.3(c).

“Indemnitor” shall have the meaning assigned in Section 8.3(c).

“Intellectual Property” shall have the meaning assigned in Section 7.1(g).

“Invoice” shall have the meaning assigned in Section 5.1.

“K-Fuel™ Direct Tons” shall mean K-Fuel™ manufactured on a customer's site for the exclusive use of such customer using feedstock which is transported to the customer's site without the use of DTECS' transportation services provided under this Agreement.

“K-Fuel™” shall mean K-Fuel™ beneficiated coal product processed by temperature and pressure by KFx or one of KFx's Affiliates.

“KFx” shall have the meaning assigned in the introductory paragraph, and its successors and permitted assigns.

“KFx Confidential Information” shall have the meaning assigned in Section 17.1(a).

“KFx Events of Default” shall have the meaning assigned in Section 8.1.

“KFx Facility No.1” shall mean the first K-Fuel™ production facility at the Fort Union Mine near Gillette, Wyoming, which is designed to produce approximately 750,000 Tons of K-Fuel™ per year.

“KFx Indemnitees” shall have the meaning assigned in Section 8.3(a).

“KFx Marketing Representatives” mean those Persons designated by KFx who shall assist and participate in the overall marketing efforts of K-Fuel™ pursuant to this Agreement. The KFx Marketing Representatives shall not be considered employees of DTECS for any purposes whatsoever.

“Month” shall mean a period of time beginning at midnight (12:00 a.m.) prevailing Eastern Time on the first (1st) day of any calendar month and ending at 11:59 p.m. prevailing Eastern Time on the last day of such calendar month.

“Party” and “Parties” shall have the respective meanings assigned in the introductory paragraph.

“Person” shall mean any individual, a partnership, a corporation, a limited liability company, a trust, an unincorporated organization, any other type of legal entity or a government or any department or agency thereof.

“Services” shall mean the provision of marketing, distribution, logistical, transportation and other services by performed by DTECS and the KFx Marketing Representatives pursuant to this Agreement.

“Specifications” shall have the meaning assigned in Section 4.1.

“Tax Credits” shall have the meaning assigned in Section 3.7.

“Term” shall have the meaning assigned in Section 2.1.

“Ton” shall mean a short ton of two thousand (2,000) pounds (avoirdupois).

ARTICLE 2 - TERM

2.1   Term. The term of this Agreement (“Term”) shall commence on the Effective Date, and unless extended in accordance with Section 2.2 or terminated pursuant to Section 2.3 or 2.4, shall terminate on December 31, 2010 (the “Expiration Date”) unless otherwise earlier terminated as provided elsewhere herein.

2.2   Term Extension. The Term of this Agreement may be extended beyond the Expiration Date by mutual agreement of the Parties. Failure of the Parties to agree is not subject to arbitration as set forth in Article 10.2.

2.3   Termination by KFx. KFx may terminate this Agreement at any time upon sixty (60) days written notice if DTECS has failed to obtain rail transportation services for the shipment of K-Fuel™ including commercially reasonable rates for such transportation services. Notwithstanding the foregoing, during Contract Year 2006 the Parties recognize that it may not be possible to obtain commercially reasonable rates, railcars and a suitable transportation agreement because of the uncertainties concerning the volume of K-Fuel™ to be produced, the locations of customers and the availability of railroad capacity and cars. Accordingly, if DTECS' efforts to obtain same do not result in suitable transportation arrangements in Contract Year 2006, such failure may not be the basis of termination hereunder during such Contract Year. The Parties further agree and acknowledge that “commercially reasonable rates” may not be the lowest rates available but rates that reasonably allow K-Fuel™ to be competitively delivered to the desired markets. Factors which may affect the rail rates which can be obtained for the shipment of K-Fuel™ include but are not limited to the then current market for such rail rates and transportation services the volumes of K-Fuel™ to be shipped, location of potential customers and K-Fuel™ production facilities and the train loading capacity and conditions at such facilities. Notwithstanding any other provision of this Agreement to the contrary, the termination of this Agreement by KFx is the sole and exclusive remedy for DTECS failure to obtain transportation services as provided in this Agreement.

2.4   Termination by DTECS. DTECS may terminate this Agreement upon sixty (60) days written notice to KFx in the event KFx fails to produce, or be capable of producing upon reasonable notice, marketable quantities of K-Fuel™ including but not limited to, the failure to produce the volume of K-Fuel™ to fully load unit trains in any Contract Year after Contract Year 2006; fails to reach sustained reliable production of K-Fuel™; or fails to cooperate with DTECS in the overall marketing, distribution, transportation, and logistical services efforts relating to the sale of K-Fuel™ under this Agreement. Quantities of K-Fuel™ that might otherwise be considered not to be “marketable quantities” for purposes of this Section 2.4 that are sold as test burns shall not be a basis for termination under this Section 2.4.

2.5   Obligations Not Affected. The termination of this Agreement pursuant to this Article shall not in any way affect the obligations of either KFx or DTECS with respect to contractual agreements entered into by KFx or DTECS with other Persons prior to the date of termination, including but not limited to customers and end users, rail and other carriers and rail car lessors or sublessors; and DTECS shall be entitled to a Fee (as hereinafter defined) due on contracts and commitments to Persons that continue in effect beyond the termination or Expiration Date of this Agreement.

2.6   No Liability. If a Party terminates pursuant to Section 2.3 or 2.4, as the case may be, neither Party shall have any further obligations under this Agreement, except as provided in Section 2.5. Notwithstanding the foregoing, this Section 2.6 shall not be construed so as to relieve either Party from any liability for any breach or default of their duties under this Agreement.

ARTICLE 3 - SERVICES BY DTECS

3.1   Joint Marketing Efforts. Within fifteen (15) days after the Effective Date, the Parties shall meet to commence development of a marketing plan for K-Fuel™. DTECS and KFx Marketing Representatives shall review current marketing conditions, KFx long and short term sales strategies and identify customers. Such plan shall also set forth the specific services to be performed by DTECS and the KFx Marketing Representatives in order to avoid duplication of efforts and to maximize the Parties' resources. The Parties may perform the marketing services singly or jointly, but at all times coordinating their efforts to achieve the marketing objectives agreed to by the Parties. All costs associated with the efforts of the KFx Marketing Representatives shall be born by KFx.

3.2   Market Studies and Services. DTECS agrees to use commercially reasonable efforts to market on behalf of KFx the K-Fuel™ production, in amounts consistent with the marketing plan, which meets the Specifications and at a price determined as set forth in this Agreement. Within thirty (30) days following the Effective Date, DTECS shall provide KFx with a market study of potential utility markets for K-Fuel™. Sixty (60) days after the delivery of the utility study, DTECS shall deliver to KFx a study of industrial coal markets for K-Fuel™.

3.3   Contracts and Commitments. The Parties shall discuss the terms and conditions, including price, of any potential sale of K-Fuel™ to any Person prior to entering into any binding commitments. Notwithstanding any other provision of this Agreement to the contrary, KFx shall have the right to approve or reject any contract for the sale of K-Fuel™. In the event DTECS or KFx marketing efforts result in a potential sale of K-Fuel™ to a customer, the Parties shall review such offer(s) and discuss the terms and conditions of such offer(s), including the price per ton, volumes and the cost and conditions of transportation. The final decision to enter into binding contracts for the transportation of the K-Fuel™ shall be by mutual agreement.

3.4   Product Volume Commitments. DTECS and KFx will agree to specific maximum product volumes, delivery schedules, timing and other material terms and conditions that are normal and standard considerations in sales contracts prior to DTECS consummating any proposed transaction for the sale of K-Fuel™ on behalf of KFx. Once KFx consents to such sale on its behalf, DTECS shall have the right to enter into any such transactions on behalf of KFx. KFx shall abide by and fully perform all of the terms and conditions of any contracts or commitments presented by DTECS to KFx for execution or executed by DTECS on behalf of KFx.

3.5   Rail Transportation. DTECS represents that it has the requisite personnel, skills and expertise in the negotiation of rail transportation contracts, including rates, and in railroad and other transportation logistics. DTECS shall use good faith and commercially reasonable efforts to obtain rail transportation services to support the volume commitments resulting from the marketing efforts of the Parties. KFx acknowledges that the current contract rates DTECS has in place with various rail carriers may not be used for the transportation of K-Fuel™ sold under this Agreement. DTECS, if so requested by KFx, shall use commercially reasonable and good faith efforts to obtain rail cars and sets for the transportation of K-Fuel™ sold under this Agreement on a cost pass through basis, provided however, DTECS does not warrant or guaranty that such rail transportation services, rail cars or car sets can be obtained at any particular cost, or any cost, for transporting K-Fuel™.

3.6   DTECS Not a Party. Unless expressly agreed to by DTECS and KFx in writing, DTECS shall not be or deemed to be a party to any of the contracts and other binding commitments for the sale of K-Fuel™ made pursuant this Agreement. Accordingly, DTECS shall have no liability with respect to the performance, or lack thereof under any such contract or commitment entered into pursuant to this Agreement.

3.7      Section 45 Tax Credits. If at any time during the term of this Agreement the production and/or sale of K-Fuel™ becomes eligible for certain tax credits under Section 45 of the United States Tax Code (the “Tax Credits”) the Parties shall determine an appropriate means to insure eligibility (if possible) for such credits, as well as to maximize the application of such credits to production and sales of K-Fuel™ under this Agreement. KFx agrees that, in those instances, where (i) it sells K-Fuel™, at a price below the market price for K-Fuel™ at the time of the proposed sale; (ii) DTECS would otherwise be entitled to a Fee (as defined in Section 5.1); and (iii) the reason KFx proposes to sell such K-Fuel™ below market is that KFx expects Tax Credits to make up the difference, the Fee calculated in accordance with Section 5.1(b) shall be based upon the market price and not the sale price. If the Parties fail to agree as provided above, either Party may demand arbitration pursuant to Section 10.2. DTECS shall fully cooperate with KFx with respect to obtaining Tax Credits for the transactions contemplated herein. Further, DTECS shall not intentionally market or transport the K-Fuel™ in such a manner so as to jeopardize KFx's ability to obtain Tax Credits, provided KFx fully informs DTECS as to the requirements of obtaining Tax Credits as well as actions that may jeopardize the application of Tax Credits. The Parties also agree that DTECS shall have no claim to, or interest in any Tax Credits obtained by KFx.

ARTICLE 4 - K-FUEL™ SPECIFICATIONS

4.1   Specifications. KFx shall cause all K-Fuel™ to be marketed pursuant to this Agreement to comply with the specifications set forth on the attached Schedule 4.1.

4.2   Sampling and Analysis. KFx shall cause K-Fuel™ to be periodically sampled and analyzed at its own cost and shall promptly provide DTECS with copies of such analysis for use in its marketing and transportation efforts.

ARTICLE 5 - FEES, BILLING AND PAYMENT

5.1   Fees for DTECS Services. KFx shall pay DTECS a fee (“Fee”) for each Fee Ton of K-Fuel™ which shall be the greater of:

(a)	$20,000 per Month plus $2.00 per Ton for each Fee Ton of K-Fuel™ sold during each month; or

(b)	$1.00 per Ton for each Fee Ton of K-Fuel™ sold during each month plus the Incentive Fee.

5.2   Incentive Fee. As used in Section 5.1, the Incentive Fee shall be the amounts determined pursuant to Schedule 5.2, attached hereto and incorporated herein by reference. All prices shall be FOB rail car at KFx's production facility net of DTECS's Fees.

5.3   Tons Included. The Fee shall be due and payable to DTECS on all Fee Tons of K-Fuel™ whether such tons are sold through the individual or joint efforts of DTECS, KFx or the KFx Marketing Representatives but shall exclude K-Fuel™ Direct Tons.

5.4   Invoices; Payments. On or before the 15th day following the end of each Month during the Term, DTECS shall invoice KFx for all Fees payable for the preceding Month (each an “Invoice”). The Invoice shall contain the information set forth in Section 5.4 and be provided in accordance with the notice provisions of Article 10. In the event of a dispute regarding any amounts shown on any Invoice that the Parties have been unable to resolve by the date payment is due, KFx shall pay all undisputed amounts when due. Assuming that DTECS has timely delivered an Invoice and such related information to KFx, the payment by KFx of all undisputed amounts reflected in such Invoice shall be made on or before the 25th day of the Month following the most current Month to which such Invoice relates and shall be accompanied by a statement setting forth in reasonable detail all amounts disputed by KFx, the reason for the dispute, and a request for any additional documentation believed to be necessary to support the disputed amounts or to resolve the dispute. Payment shall be made to DTECS, by wire, pursuant to the wire instructions in Schedule 5.4, attached hereto and incorporated herein by reference.

5.5   Invoices; Contents. Each Invoice required by this Article 5 shall include, without limitation:

5.5.1   The aggregate Fees owed to DTECS for the applicable Month;

5.5.2   Any interest at the Default Rate on any late payments, together with a statement showing the net amount payable from the prior Invoice, the amount and date of any payments received, any amounts outstanding from prior Invoices, and any amounts in dispute;

5.5.3   Any other payments, charges, or amounts claimed by DTECS under any other provision of this Agreement; and

5.5.4   The net amount payable by KFx.

5.6   Interest on Late Payments. In the event either Party shall not make any payment when due under the provisions of this Agreement, except for those payments which are disputed in good faith and unless the payment is made within a grace period of two (2) days after the due date, the Party not making the payment when due shall pay interest to the other Party on all such late amounts from the date originally due until paid at the Default Rate.

ARTICLE 6 - FORCE MAJEURE

6.1   Force Majeure. The term “Force Majeure” as used herein shall be events beyond the reasonable control and without the fault or negligence of the Party claiming a Force Majeure event and which by the exercise of due diligence of such Party claiming the Force Majeure event such Party is unable to overcome and shall include, but is not limited to, strikes, lockouts, labor disturbances, acts of the public enemy, wars, blockades, insurrections, riots, acts of God, epidemics, landslides, lightning, earthquakes, fires, violent storms, floods, washouts, environmental catastrophes, civil disturbances, explosions, acts or failures to act on the part of any governmental entity, failure of utility services, sabotage, failure or inability to obtain transportation or any other similar causes which are not reasonably within the control, and without the fault or negligence, of the Party claiming the same. Financial inability shall not be considered an event of Force Majeure for purposes of this Agreement.

6.2   Procedure. If either Party is unable, wholly or in part, by reason of a Force Majeure to carry out its obligations hereunder, other than obligations to make payments of amounts due hereunder, then on such Party's giving prompt notice of full particulars of such Force Majeure situation in writing to the other Party, the obligations of the Party giving such notice, so far as they are affected by such Force Majeure, shall be suspended during the Force Majeure period. Such cause shall be remedied with due diligence and all reasonable dispatch.

6.3   Mitigation. The Parties shall use commercially reasonable efforts to mitigate any adverse effects of a Force Majeure situation. However, the exercise of due diligence shall not require the settlement of labor disputes against the better judgment of the Party having the dispute.

6.4   No Change in Obligations. In no event shall this Article 6 be construed to relieve either Party of any obligation hereunder solely because of increased costs or other adverse economic consequences that may be incurred through the performance of such obligation of the Parties hereto.

ARTICLE 7 - REPRESENTATIONS AND WARRANTIES; COVENANTS AND AGREEMENTS

7.1   Representations and Warranties of KFx. KFx hereby represents, warrants and covenants to DTECS as follows:

(a)   KFx is a business corporation duly organized and existing and in good standing under the laws of the State of Delaware and is qualified to do business in all jurisdictions where such qualification is necessary to perform all of its obligations under this Agreement.

(b)   KFx possesses all requisite corporate power and authority to enter into and perform this Agreement and to carry out the transactions contemplated herein.

(c)   KFx's execution, delivery, and performance of this Agreement have been duly authorized, and this Agreement has been duly executed and delivered and constitutes KFx's legal, valid, and binding obligation, enforceable against KFx in accordance with its terms, except as may be limited by bankruptcy, insolvency and other legal and equitable principles pertaining to creditor's rights.

(d)   No suit, action or arbitration, or legal, administrative or other proceeding is pending or, to KFx's knowledge, threatened against KFx that would affect the validity or enforceability of this Agreement or the ability of KFx to fulfill its obligations and commitments hereunder.

(e)   No consents or approvals are required in connection with the execution, delivery and performance by KFx of this Agreement.

(f)   The execution, delivery and performance by KFx of this Agreement will not (i) violate any law, rule or regulation applicable to KFx, (ii) result in any breach of, or constitute any default under, any contractual obligation of KFx, or (iii) result in, or require, the creation or imposition of any lien or other encumbrance on any of the properties or revenues of DTECS.

(g)   KFx represents and warrants to DTECS that a) KFx has all necessary and required United States and foreign patents, licenses, rights and other intellectual property (“Intellectual Property”) to produce, market, sell and advertise K-Fuel™; b)

KFx production, sale, marketing and advertising of K-Fuel™ does not infringe or otherwise impair any Intellectual Property of any Person; and c) KFx has not received any notice of any infringement or misappropriation of any Person's Intellectual Property.

7.2   Covenants and Agreements of KFx. KFx hereby covenants to DTECS as follows:

KFx shall not take any action or cause any other Person to take any action not authorized or permitted by this Agreement that shall materially interfere or materially adversely affect DTECS's ability to comply with the terms and conditions of this Agreement.

7.3   Representations and Warranties of DTECS. DTECS hereby represents and warrants to KFx as follows:

(a)   DTECS is a corporation duly organized and existing and in good standing under the laws of the State of Michigan and is qualified to do business in all jurisdictions where such qualification is necessary to perform all of its obligations under this Agreement.

(b)   DTECS possesses all requisite power and authority to enter into and perform this Agreement and to carry out the transactions contemplated herein.

(c)   DTECS' execution, delivery, and performance of this Agreement have been duly authorized, and this Agreement has been duly executed and delivered and constitutes DTECS' legal, valid, and binding obligation, enforceable against DTECS in accordance with its terms, except as may be limited by bankruptcy, insolvency and other legal and equitable principles pertaining to creditors' rights.

(d)   No suit, action or arbitration, or legal, administrative or other proceeding is pending or, to DTECS's knowledge, threatened against DTECS that would affect the validity or enforceability of this Agreement or the ability of DTECS to fulfill its obligations and commitments hereunder.

(e)   No consents or approvals are required in connection with the execution, delivery and performance by DTECS of this Agreement.

(f)   The execution, delivery and performance by DTECS of this Agreement will not (i) violate any law, rule or regulation applicable to DTECS, (ii) result in any breach of, or constitute any default under, any contractual obligation of DTECS, or (iii) result in, or require, the creation or imposition of any lien or other encumbrance on any of the properties or revenues of KFx.

7.4   Covenants and Agreements of DTECS. DTECS hereby covenants to KFx as follows:

DTECS shall not take any action or cause any other Person to take any action not authorized or permitted by this Agreement that shall materially interfere or materially adversely affect KFx's ability to comply with the terms and conditions of this Agreement.

ARTICLE 8 - DEFAULT; REMEDIES

8.1   Default by KFx. In the event of the occurrence of any of the following acts or events (“KFx Events of Default”):

(a)   KFx fails to pay any sum due and owing by it hereunder;

(b)   KFx breaches any material representations, warranties, covenants or agreements contained in this Agreement in any material respect;

(c)   KFx shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in any involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due, or shall take any action to authorize any of the foregoing; or

(d)   An involuntary case or other proceeding shall be commenced against KFx seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of sixty (60) consecutive days; or an order for relief shall be entered against KFx under the federal bankruptcy laws as now or hereafter in effect;

then, (i) upon the occurrence of any KFx Event of Default under this Section 8.1(a) and the continuation of such KFx Event of Default for more than three (3) Business Days after receipt by KFx of written notice thereof from DTECS', (ii) upon the occurrence of any KFx Event of Default under Section 8.1(b), 8.1(c) or 8.1(d) and the continuation of such KFx Event of Default for more than twenty (20) days after receipt by KFx of written notice thereof from DTECS, provided, if such KFx Event of Default cannot be reasonably cured within such twenty (20) day period, such longer period of time which is reasonable under the circumstances (not to exceed a total of sixty (60) days so long as cure is initiated within such twenty (20) day period and is diligently and continuously prosecuted to completion thereafter), then DTECS may terminate this Agreement at any time thereafter during the continuation of such KFx Event of Default by written notice to KFx.

8.2   Default by DTECS. In the event of the occurrence of any of the following acts or events (“DTECS Events of Default”):

(a)   DTECS fail to pay any sum due and owing by it hereunder;

(b)   DTECS breaches any material representations, warranties, covenants or agreements contained in this Agreement in any material respect;

(c)   DTECS shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due, or shall take any action to authorize any of the foregoing; or

(d)   An involuntary case or other proceeding shall be commenced against DTECS seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of sixty (60) consecutive days; or an order for relief shall be entered against DTECS under the federal bankruptcy laws as now or hereafter in effect;

then, (i) upon the occurrence of any DTECS Event of Default under Section 8.2(a) and the continuation of such DTECS Event of Default for more than three (3) Business Days after receipt by DTECS of written notice thereof from KFx; (ii) upon the occurrence of any DTECS Event of Default under Section 8.2(b), 8.2(c), or 8.2(d) and the continuation of such DTECS Event of Default for more than twenty (20) days after receipt by DTECS of written notice thereof from KFx, if such DTECS Event of Default cannot be reasonably cured within such twenty (20) day period, such longer period of time which is reasonable under the circumstances (not to exceed a total of sixty (60) days so long as cure is initiated within such twenty (20) day period and is diligently and continuously prosecuted to completion thereafter), KFx may terminate this Agreement at any time thereafter during the continuation of such DTECS Event of Default by written notice to DTECS.

8.3   Indemnities.

(a)   DTECS Indemnity. DTECS shall indemnify, defend and hold harmless KFx and its partners, joint venturers, officers, agents, employees, successors and assigns (collectively, the “KFx Indemnitees”) from and against any and all suits, actions, legal or administrative proceedings, claims, demands, penalties, losses, liabilities, costs and expenses (including attorneys' fees, court costs and all costs or expenses related of any nature whatsoever arising out of or resulting from any misrepresentation, breach of warranty, or nonfulfillment of any covenant or agreement on the part of DTECS under this Agreement. Notwithstanding the foregoing, DTECS's liability to the KFx Indemnitees pursuant to this Section 8.3(a) shall be net of any insurance proceeds actually received by the KFx Indemnitees or any of their respective affiliates from any third Person with respect to or on account of the damage or injury which is the subject of the indemnification claim. KFx agrees that it shall (and it shall cause each of the other KFx Indemnitees to) (i) use commercially reasonable efforts to pursue the collection of all insurance proceeds to which any of the KFx Indemnitees are entitled with respect to or on account of any such damage or injury, (ii) notify DTECS of all potential claims against any Person for any such insurance proceeds, and (iii) keep the DTECS fully informed of the efforts of the KFx Indemnitees in pursuing collection of such insurance proceeds.

(b)   KFx Indemnity. KFx shall indemnify, defend and hold harmless DTECS and its directors, officers, agents, employees, successors and permitted assigns (collectively, the “DTECS Indemnitees “) from and against any and all suits, actions, legal or administrative proceedings, claims, demands, penalties, losses, liabilities, cost, and expenses (including attorneys' fees, court costs and all costs or expenses related to environmental clean-up, containment, remediation or removal of hazardous waste or pollution to property of DTECS or other Persons) of any nature whatsoever arising out of or resulting from any misrepresentation (including but not limited to any breach of a warranty or representation with respect to Intellectual Property), breach of warranty or nonfulfillment of any covenant or agreement on the part of KFx under this Agreement. Notwithstanding the foregoing, KFx's liability to the DTECS Indemnitees pursuant to this Section 8.3(b) shall be net of any insurance proceeds actually received by the DTECS Indemnitees or any of their respective affiliates from any third Person with respect to or on account of the damage or injury which is the subject of the indemnification claim. DTECS agrees that it shall (and it shall cause each of the other DTECS Indemnitees to) (i) use commercially reasonable efforts to pursue the collection of all insurance proceeds to which any of the DTECS Indemnitees are entitled with respect to or on account of any such damage or injury, (ii) notify KFx of all potential claims against any other Person for any such insurance proceeds, and (iii) keep the KFx fully informed of the efforts of the DTECS Indemnitees in pursuing collection of such insurance proceeds.

(c)   Claims. If a claim by a Person is made against one of the KFx Indemnitees or one of the DTECS Indemnitees (an “Indemnified Party”), and if such Party intends to seek indemnity with respect thereto under this Article 8, such Indemnified Party shall promptly notify DTECS or KFx, as the case may be (the “Indemnitor”), of such claims. The Indemnitor shall have thirty (30) days after receipt of such notice to undertake, conduct and control, through counsel of its own choosing and at its own expense, the settlement or defense thereof, and the Indemnified Party shall cooperate with it in connection therewith; provided that the Indemnitor shall permit the Indemnified Party to participate in such settlement or defense through counsel chosen by such Indemnified Party, however, the fees and expenses of such counsel shall be borne by such Indemnified Party. So long as the Indemnitor, at Indemnitor's cost and expense, (1) has undertaken the defense of, and assumed full indemnification responsibility with respect to, such claim, (2) is reasonably contesting such claim in good faith, by appropriate proceedings, and (3) has taken such action (including the posting of a bond, deposit or other security) as may be necessary to prevent any action to foreclose a lien against or attachment of the property of the Indemnified Party for payment of such claim, the Indemnified Party shall not pay or settle any such claim. Notwithstanding compliance by the Indemnitor with the preceding sentence, the Indemnified Party shall have the right to pay or settle any such claim, provided that in such event it shall waive any right to indemnity therefor by the Indemnitor for such claim. If, within thirty (30) days after the receipt of the Indemnified Party's notice of a claim of indemnity hereunder, the Indemnitor does not notify the Indemnified Party that it elects, at Indemnitor's cost and expense, to undertake the defense thereof and assume full responsibility for all liabilities with respect thereto imposed on it by this Article 8, or gives such notice and thereafter fails to contest such claim in good faith or to prevent action to foreclose a lien against or attachment of the Indemnified Party's property as contemplated above, the Indemnified Party shall have the right to contest, settle or compromise the claim but shall not thereby waive any right to indemnity therefor pursuant to this Agreement.

(d)   Limitation. NOTWITHSTANDING ANYTHING CONTAINED TO THE CONTRARY IN ANY OTHER PROVISION OF THIS AGREEMENT, KFX AND DTECS AGREE THAT THE RECOVERY BY EITHER PARTY OF ANY DAMAGES SUFFERED OR INCURRED BY IT AS A RESULT OF ANY BREACH BY THE OTHER PARTY OF ANY OF ITS REPRESENTATIONS, WARRANTIES, COVENANTS OR AGREEMENTS UNDER THIS AGREEMENT SHALL BE LIMITED TO THE ACTUAL DAMAGES SUFFERED OR INCURRED BY THE NON-BREACHING PARTY AS A RESULT OF THE BREACH BY THE

BREACHING PARTY OF ITS REPRESENTATIONS, WARRANTIES, COVENANTS OR AGREEMENTS HEREUNDER AND IN NO EVENT SHALL THE BREACHING PARTY BE LIABLE TO THE NON-BREACHING PARTY FOR ANY INDIRECT, CONSEQUENTIAL, EXEMPLARY OR PUNITIVE DAMAGES SUFFERED OR INCURRED BY THE NON-BREACHING PARTY AS A RESULT OF THE BREACH BY THE BREACHING PARTY OF ANY OF ITS REPRESENTATIONS, WARRANTIES, COVENANTS OR AGREEMENTS HEREUNDER. WITHOUT IN ANYWAY LIMITING THE FOREGOING, DTECS SHALL NOT BE LIABLE TO KFX OR ANY OTHER PERSON WITH RESPECT TO THE LOSS OF, OR INABILITY TO OBTAIN ANY TAX CREDITS, WHETHER UNDER SECTION 45, OR OTHERWISE. THIS PROVISION SHALL SURVIVE THE TERMINATION OR EXPIRATION OF THIS AGREEMENT.

(e)   Duty to Mitigate. Each Party agrees that it has a duty to mitigate damages and covenants that it will use commercially reasonable efforts to minimize any damages it may suffer or incur as a result of the breach by the other Party of any of its representations, warranties, covenants or agreements under this Agreement.

ARTICLE 9 - NOTICES

Every notice, approval, request, demand, statement or bill required or permitted to be given under this Agreement shall be in writing and shall be deemed sufficiently given when deposited in the mail, registered or certified, postage prepaid, and addressed to the Party to whom given as follows:

If to DTECS:

DTE Coal Services, Inc.
Suite 201, 425 South Main Street
Ann Arbor, MI 48104
Attn: President

If to KFx:

KFx Inc.
55 Madison Street, Suite 500
Denver, CO 80206
Attn: President

or to such other address as such Parties shall from time to time designate by notice in writing. Written notice given by any other method shall be deemed effective when actually received by the Party.

ARTICLE 10 - GOVERNING LAW AND DISPUTE RESOLUTION

10.1   Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Colorado without giving effect to the conflict of laws principles thereof.

10.2   Dispute; Arbitration. If the Parties (i) fail to agree upon a Base Price for a Contract Year; or (ii) fail to agree as provided in Section 3.7 with respect to the impact of Tax Credits on the price of K-Fuel™ and such dispute cannot be resolved by means of good faith negotiation the dispute shall be resolved by arbitration pursuant to the Commercial Arbitration Rules of the American Arbitration Association (“AAA Rules”) but not under the administration of the American Arbitration Association;

 provided, however, in the event the arbitrator or arbitration panel cannot obtain jurisdiction over a Person deemed by the arbitrator or arbitration panel to be an “indispensable party” within the meaning of Rule 19 of the Federal Rules of Civil Procedure, any Party to this Agreement prejudiced thereby may avoid the effect of this Section 9.1 and have resort to any State or Federal court having jurisdiction of the controversy or claim, by giving written notice to the other Party thereto. Unless the Parties agree otherwise, there will be three competent and disinterested arbitrators, one selected by each Party within thirty (30) days after one Party requests resolution by arbitration and the third selected by the other two within sixty (60) days after first two arbitrators are selected. The arbitration hearings will take place in Chicago, Illinois. If either Party fails to select its arbitrator or the Parties' arbitrators are unable to agree on the selection of the third arbitrator within the above time limits, the open arbitrator positions will be filled in accordance with the AAA Rules. In addition to the AAA Rules, the Federal Rules of Evidence shall apply to the conduct of the arbitration proceedings, and the Federal Rules of Civil Procedure shall apply to the conduct of any discovery in connection therewith. The decision and award of the arbitrator will be binding on the Parties. Judgment on the award may be entered in any court having jurisdiction and shall be enforceable in any court of competent jurisdiction. To the extent a dispute between the Parties is not specifically arbitrable pursuant to Section 10.2, the Parties may resolve such dispute in any court of competent jurisdiction WHEREIN THE PARTIES SPECIFICALLY AND IRREVOCABLY WAIVE ANY RIGHT TO TRIAL BY JURY THAT THEY MAY HAVE.

ARTICLE 11 - ENTIRE AGREEMENT

This Agreement constitutes the entire agreement between the Parties relating to the subject matter hereof and supersedes and replaces all prior and contemporaneous agreements and understandings not incorporated herein by reference thereto, whether written or oral and sets forth all the representations, covenants, agreements and warranties upon which the Parties rely in entering into this Agreement.

ARTICLE 12 - ASSIGNMENT AND BINDING EFFECT

This Agreement shall be binding upon, and shall inure to the benefit of, KFx and its successors and assigns. Either Party shall have the right, without the prior written consent of the other Party, to assign this Agreement to an Affiliate which, as a result of a corporate reorganization or restructuring, performs substantially the same function as DTECS performs hereunder. Other than with respect to assignments to Affiliates as set forth in the immediately preceding sentence, no Party shall have the right to assign this Agreement without the written consent of the other Party which shall not unreasonable withheld, delayed or conditioned. This Agreement shall be binding upon, and shall inure to the benefit of, DTECS and its successors and assigns.

ARTICLE 13 - NO PARTNERSHIP, THIRD PARTY BENEFICIARY

Nothing contained in this Agreement shall be construed or constitute any Party as the employee, agent, partner, joint venturer or contractor of any other Party. This Agreement is made and entered into for the sole protection and legal benefit of the Parties, and their successors and permitted assigns, and, except for the DTECS Indemnitees and the KFx Indemnitees, no other Person shall be a direct or indirect legal beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement.

ARTICLE 14 - SURVIVAL

All indemnities shall survive the termination of this Agreement. All rights and obligations provided in this Agreement shall remain in effect for the purpose of complying herewith. To the extent that any payments made by a Party hereunder are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, debtor in possession, receiver or other Person under any bankruptcy law, common law or equitable cause, then to such extent, such Party shall remain liable for such amounts as if such payment or proceeds had not been received.

ARTICLE 15 - SEVERABILITY

Every provision of this Agreement is intended to be severable such that if any term or provision hereof is illegal or invalid for any reason, such provision shall be severed from this Agreement and shall not affect the validity of the remainder of this Agreement.

ARTICLE 16 - CAPTIONS; SCHEDULES

The captions contained in this Agreement are for convenience and reference only and in no way define, describe, extend or limit the scope or intent of this Agreement or the intent of any provision contained herein. Any and all Schedules referred to in this Agreement are, by such reference, incorporated herein.

ARTICLE 17 - CONFIDENTIALITY

17.1   Confidential Information.

(a)   DTECS agrees to keep confidential and not to disclose to any Person the terms of this Agreement or any written or other information concerning or relating to this Agreement (collectively, “KFx Confidential Information”); provided, however, that any information which is in the public domain other than through the actions of DTECS in violation of this Agreement shall not be considered KFx Confidential Information. Notwithstanding the foregoing, DTECS shall be entitled to disclose KFx Confidential Information:

(i)  To its directors, officers, employees, Subcontract Operator, agents or professional advisors to the extent necessary for the performance of its obligations under this Agreement, provided that it first obtains from any such Person to whom the disclosure is to be made an agreement of confidentiality with respect to the KFx Confidential Information in question substantially on the terms of this Section 17.1(a); provided, however, in the case of employees, DTECS need not obtain a confidentiality agreement from such employees, but shall make such employees aware of, and require that such employees comply with, the confidentiality obligations contained herein;

(ii)  When required to do so by Applicable Law or Governmental Authority, provided that DTECS shall immediately inform KFx of the demand for the disclosure of such KFx Confidential Information so that KFx can seek a protective order or other equitable relief to prevent or limit disclosure of such KFx Confidential Information or ensure confidential treatment thereof; and

(iii)  To any Person with the prior written consent of KFx.

(b)   KFx agrees to keep confidential and not to disclose to any Person the terms of this Agreement or any written or other information concerning or relating to this Agreement (collectively, “DTECS Confidential Information”); provided, however, that any information which is in the public domain other than through the actions of KFx in violation of this Agreement shall not be considered DTECS Confidential Information.

Notwithstanding the foregoing, KFx shall be entitled to disclose DTECS Confidential Information:

(i)  To its partners, directors, officers, employees, agents or professional advisors or to other Persons in connection with any potential sale or financing involving KFx or the Facility, provided that it first obtains from any such Person to whom the disclosure is to be made an agreement of confidentiality with respect to the DTECS Confidential Information in question substantially on the terms of this Section 17.1(b); provided, however, in the case of partners, directors, officers, employees, agents or professional advisors, KFx need not obtain a confidentiality agreement from such Persons, but shall make such Persons aware of, and require that such Persons comply with, the confidentiality obligations contained herein;

(ii)  When required to do so by Applicable Law or Governmental Authority, provided that KFx shall immediately inform DTECS of the demand for the disclosure of such DTECS Confidential Information so that DTECS can seek a protective order or other equitable relief to prevent or limit disclosure of such DTECS Confidential Information or ensure confidential treatment thereof; and

(iii)  To any Person with the prior written consent of DTECS.

17.2   Return of Confidential Information. Upon the termination of this Agreement, DTECS shall return to KFx the KFx Confidential Information (including all copies within its possession or control).

17.3   Continuation of Confidentiality Obligations. The obligations under this Article 17 shall survive the termination of this Agreement.

17.4   Ownership of Confidential Information. All KFx Confidential Information shall be the property of KFx. All DTECS Confidential Information shall be the property of DTECS.

ARTICLE 18 - COUNTERPARTS

This Agreement may be executed in multiple counterparts, each of which shall be deemed an original for all purposes, but all of which shall constitute one and the same instrument.

ARTICLE 19 - MISCELLANEOUS

19.1   Amendments. No amendment or modification hereof shall be valid or binding upon the Parties unless evidenced in writing and signed by a duly authorized representative of KFx and DTECS.

19.2   Waiver. No failure by either Party to insist upon the strict performance of any term, covenant, condition or agreement of this Agreement, or to exercise any right or remedy upon breach of any provision, and no acceptance of payment or performance during the continuation of any such breach, shall constitute a waiver of any term, covenant or condition herein or a waiver of any subsequent breach or default in the performance of any term, covenant, condition or agreement herein.

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IN WITNESS WHEREOF, KFx and DTECS have entered into this Agreement as of the Effective Date.

                         DTE COAL SERVICES, INC.

                         By:   /s/ MATTHEW PAUL
                                    Matthew Paul

                         Title: Chief Operating Officer

                         KFx Inc.

                         By:    /s/ MARK S. SEXTON
                                      Mark S. Sexton

                         Title: Chief Executive Officer